Exhibit 99.1 news release

Ovintiv Reports Second Quarter 2022 Financial and Operating Results

Shareholder Returns Doubled, Highest Quarterly Cash Flow in Over a Decade

Highlights:

•	Generated second quarter net earnings of $1.36 billion, Non-GAAP Cash Flow of $1.22 billion and Non-GAAP Free Cash Flow of $713 million
•	Doubled shareholder returns from 25% to 50% of Non-GAAP Free Cash Flow after base dividends beginning in July 2022, one quarter sooner than previously planned
•	Returned approximately $200 million to shareholders in the second quarter via share buybacks and base dividends; the Company expects to return approximately $389 million in the third quarter
•	Redeemed the entire aggregate principal amount of its 2024 notes totaling approximately $1 billion
•	Reduced Net Debt by $610 million during the quarter; Company expects to achieve its $3 billion Net Debt target before the end of the year
•	Announced agreements to sell portions of its Uinta and Bakken assets in July for approximately $250 million before closing adjustments
•

Delivered second quarter total production of 500 thousand barrels of oil equivalent per day (“MBOE/d”), at the high end of Company guidance; oil and condensate production averaged 175 thousand barrels per day (“Mbbls/d”), at the high end of Company guidance

DENVER, August 3, 2022 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) today announced its second quarter 2022 financial and operating results. The Company plans to hold a conference call and webcast at 8:00 a.m. MT (10:00 a.m. ET) on August 4, 2022. Please see dial-in details within this release, as well as additional details on the Company's website at www.ovintiv.com.

“In the second quarter, we delivered our highest quarterly cash flow and free cash flow in over a decade – this result reflects the value we are generating with our culture of innovation, leading capital efficiency, top tier multi-basin portfolio and disciplined capital allocation,” said Ovintiv President & CEO Brendan McCracken. “We are resolute in our goal to unlock value for our shareholders. We expect to deliver more than $1 billion to our shareholders in 2022 and assuming current strip pricing, we expect shareholder returns to more than double in 2023.”

Second Quarter 2022 Financial and Operating Results

•	The Company reported net earnings of $1.36 billion after-tax, or $5.21 per diluted share in the second quarter.
•	Second quarter cash from operating activities was $1.34 billion, Non-GAAP Cash Flow was $1.22 billion and capital investment totaled $511 million, resulting in $713 million of Non-GAAP Free Cash Flow.
•

Second quarter total production was 500 MBOE/d, including 175 Mbbls/d of oil and condensate, 87 Mbbls/d of other NGLs and 1,426 million cubic feet per day (“MMcf/d”) of natural gas. Natural gas volumes were negatively impacted in the quarter due to higher Canadian royalty rates.

•	Total Costs were $16.71 per barrel of oil equivalent (“BOE”). Per unit costs were higher in the quarter due to stronger commodity prices directly impacting commodity linked cost items.
•

Excluding the impact of risk management losses, second quarter 2022 average realized prices were $107.16 per barrel for oil and condensate (99% of WTI), $37.03 per barrel for other NGLs (C2-C4) and $6.78 per thousand cubic feet (“Mcf”) for natural gas (95% of NYMEX) resulting in a total average realized price of $63.36 per BOE.

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2022 Guidance

Ovintiv’s full year 2022 capital guidance is unchanged. Full year production volumes have been adjusted to include the impact of non-core asset sales which were announced in July, the impact of higher-than-expected Canadian royalty rates which reduce reported volumes and the impact of recent higher line pressures in third party midstream facilities in the Anadarko. The Company’s Total Cost guidance has increased slightly due to the impact of higher-than-expected natural gas prices for the remainder of the year and additional downstream capacity contracted with third parties in the Montney and Permian plays. Ovintiv’s third and fourth quarter and full year 2022 guidance is below. The guidance assumes commodity prices of $100/bbl for WTI oil and $8/Mcf for NYMEX natural gas for the remainder of the year.

	3Q 2022	4Q 2022	FY 2022
Capital Investment ($ Millions)	$450 - $500	$300 - $350	$1,700 - $1,800
Oil & Condensate (Mbbls/d)	178 – 183	180 - 187	177 - 180
Other NGLs (Mbbls/d)	80 – 84	80 - 84	82 - 84
Natural Gas (MMcf/d)	1,440 - 1,500	1,440 - 1,500	1,450 - 1,475
Total Costs (1) ($/MBOE)	$16.50 - $17.00	$16.75 - $17.25	$16.35 - $16.60
1)	Total Costs is a Non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Share Buyback Program

During the second quarter, Ovintiv purchased for cancellation, approximately 2.8 million shares of common stock outstanding for a total consideration of approximately $135 million. As of June 30, 2022, the Company had repurchased a total of approximately 7.6 million shares of common stock at an average price of $41.80 per share, for a total of $317 million since its share buyback program was announced in September of 2021.

Dividend Declared

On August 3, 2022, Ovintiv’s Board declared a quarterly dividend of $0.25 per share of common stock payable on September 30, 2022, to shareholders of record as of September 15, 2022.

Increasing Direct Returns to Shareholders

In July 2022, Ovintiv increased its returns to shareholders from 25% to 50% of the previous quarter's Non-GAAP Free Cash Flow after base dividends through share buybacks. The remaining Non-GAAP Free Cash Flow will primarily be allocated to continued Net Debt reduction and property bolt-ons.

In the third quarter of 2022, the Company plans to deliver approximately $389 million to shareholders through its base dividend of approximately $64 million and share buybacks totalling approximately $325 million. The third quarter buyback program, at $325 million, exceeds the total dollars spent on buybacks since the Company’s new capital allocation framework was announced in September of 2021.This will bring total direct shareholder returns to approximately $900 million over the 12-month period.

Continued Focus on Balance Sheet Strength and Debt Reduction

Ovintiv remains committed to reducing Net Debt. At the end of the second quarter, Ovintiv’s Net Debt was approximately $3.9 billion and Net Debt to Adjusted EBITDA was 1.0 times. The Company expects to meet its $3 billion Net Debt target by the end of the year.

In June, the Company redeemed its $1,000 million, 5.625 percent senior notes due July 1, 2024, using cash on hand and proceeds from short term borrowings. Ovintiv paid approximately $1,072 million in cash including accrued and unpaid interest of $25 million and a one-time make-whole payment of $47 million. The redemption will result in approximately $55 million of annualized interest expense savings.

In addition, the Company repurchased a portion of its 6.5 percent senior notes due August 2034, its 6.5 percent senior notes due February 2038 and its 5.15 percent senior notes due in November 2041 in the open market. As of June 30, 2022, the aggregate cash payments related to the note repurchases were approximately $60 million, plus accrued interest.

As of June 30, 2022, the Company had $215 million of commercial paper outstanding and no outstanding balances under its revolving credit facilities.

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Non-Core Asset Sales

In July 2022, Ovintiv announced it had reached agreements with two counterparties to sell portions of its assets located in the Uinta and Bakken basins for total proceeds of approximately $250 million before closing adjustments. As of April 2022, the combined volumes from the divested assets totaled approximately 5.0 MBOE/d, including 4.9 Mbbls/d of oil and condensate.

Asset Highlights

Permian

Permian production averaged 116 MBOE/d (79% liquids) in the second quarter. The Company averaged three gross rigs, drilled 16 net wells, and had 11 net wells turned in line (TIL).

The Company plans to spend $650 to $700 million in the basin in 2022.

Anadarko

Anadarko production averaged 128 MBOE/d (63% liquids) in the second quarter. The Company averaged three gross rigs, drilled 18 net wells, and had 15 net wells TIL.

The Company plans to spend $350 to $400 million in the basin in 2022.

Montney

Montney production averaged 198 MBOE/d (24% liquids) in the second quarter. The Company averaged three gross rigs, drilled 16 net wells and had 12 net wells TIL.

Ovintiv recently contracted for 245 billion British thermal units (BBTU) per day of incremental transport to the Chicago market beginning November 1st, 2022, for a term greater than 10 years. This additional transportation supplements the Company’s existing market access to Eastern Canada, California, the Pacific Northwest, and the Midwest. Assuming production levels flat with the first half of 2022, the combination of market access arrangements and AECO basis hedges will result in approximately 80% to 85% of Ovintiv’s Montney natural gas production to price outside the AECO market for the 2023 to 2025 period.

The Company plans to spend $300 to $350 million in the basin in 2022.

For additional information, please refer to the second quarter 2022 Results Presentation at: https://investor.ovintiv.com/presentations-events.

Conference Call Information

A conference call and webcast to discuss the Company’s second quarter results will be held at 8:00 a.m. MT (10:00 a.m. ET) on August 4, 2022. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv's website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

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Capital Investment and Production

(for the three months ended June 30)	2Q 2022	2Q 2021 (2)
Capital Expenditures (1) ($ millions)	511	383
Oil (Mbbls/d)	132.8	148.5
NGLs – Plant Condensate (Mbbls/d)	42.6	52.3
Oil & Plant Condensate (Mbbls/d)	175.4	200.8
NGLs – Other (Mbbls/d)	87.0	85.9
Total Liquids (Mbbls/d)	262.4	286.7
Natural Gas (MMcf/d)	1,426	1,607
Total Production (MBOE/d)	500.0	554.6
(1)	Including capitalized directly attributable internal costs.
(2)	2Q 2021 includes volumes totaling ~14.7 MBOE/d from assets sold in 2Q 2021.

Second Quarter 2022 Summary

(for the three months ended June 30) ($ millions, except as indicated)	2Q 2022	2Q 2021
Cash From (Used In) Operating Activities Deduct (Add Back): Net change in other assets and liabilities Net change in non-cash working capital Current tax on sale of assets	1,344 (13) 133 -	750 (5) 22 -
Non-GAAP Cash Flow (1)	1,224	733
Non-GAAP Cash Flow Margin (1) ($/BOE)	26.90	14.51

Non-GAAP Cash Flow (1)	1,224	733
Less: Capital Expenditures (2)	511	383
Non-GAAP Free Cash Flow (1)	713	350

Net Earnings (Loss) Before Income Tax

Before-tax (Addition) Deduction:

Unrealized gain (loss) on risk management

Restructuring charges

Non-operating foreign exchange gain (loss)

Gain (loss) on debt retirement

	1,422 513 - (7) (1)	(205) (576) (5) (4) -
Adjusted Net Earnings (Loss) Before Income Tax Income tax expense (recovery)	917 288	380 90
Non-GAAP Operating Earnings (1)	629	290

(1) Non-GAAP Cash Flow, Non-GAAP Cash Flow Margin, Non-GAAP Free Cash Flow and Non-GAAP Operating Earnings are non-GAAP measures as defined in Note 1.

(2) Including capitalized directly attributable internal costs.

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Realized Pricing Summary

(for the three months ended June 30)	2Q 2022	2Q 2021
Liquids ($/bbl)
WTI	108.41	66.07
Realized Liquids Prices (1)
Oil	89.16	51.27
NGLs – Plant Condensate	89.67	55.59
Oil & Plant Condensate	89.29	52.39
NGLs – Other	37.03	18.37
Total NGLs	54.34	32.46

Natural Gas
NYMEX ($/MMBtu)	7.17	2.83
Realized Natural Gas Price (1) ($/Mcf)	2.78	2.74
(1)	Prices include the impact of realized gain (loss) on risk management.

Total Costs

(for the three months ended June 30) ($ millions, except as indicated)	2Q 2022	2Q 2021
Total Operating Expenses	2,220	1,813
Deduct (Add Back):
Market optimization operating expenses	1,162	784
Depreciation, depletion and amortization	278	311
Accretion of asset retirement obligation	5	6
Long-term incentive costs	14	39
Restructuring and legal costs	-	25
Current expected credit losses	2	(1)
Total Costs (1)	759	649
Divided by:
Production Volumes (MMBOE)	45.5	50.5
Total Costs (1) ($/BOE)	16.71	12.90
Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	2.58	1.44
Upstream transportation and processing	9.08	7.42
Upstream operating, excluding long-term incentive costs	3.69	2.68
Administrative, excluding long-term incentive, restructuring and legal costs, and current expected credit losses	1.36	1.36
Total Costs (1) ($/BOE)	16.71	12.90
(1)	Total Costs is a non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Debt to Adjusted Capitalization

($ millions, except as indicated)	June 30, 2022	December 31, 2021
Long-Term Debt, including current portion	3,902	4,786
Total Shareholders’ Equity	5,821	5,074
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746
Adjusted Capitalization	17,469	17,606
Debt to Adjusted Capitalization (1)	22%	27%
(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

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Hedge Volumes as of June 30, 2022

Oil and Condensate Hedges ($/bbl)	3Q 2022	4Q 2022	1Q 2023	2Q 2023	3Q 2023
WTI Swaps Swap Price	5 Mbbls/d $60.16	5 Mbbls/d $60.16	-	-	-
WTI 3-Way Options Short Call Long Put Short Put	75 Mbbls/d $70.79 $60.82 $49.33	75 Mbbls/d $70.79 $60.82 $49.33	40 Mbbls/d $114.74 $65.00 $50.00	40 Mbbls/d $112.95 $65.00 $50.00	20 Mbbls/d $126.15 $67.50 $50.00

Natural Gas Hedges ($/Mcf)	3Q 2022	4Q 2022	1Q 2023	2Q 2023	3Q 2023
NYMEX Swaps Swap Price	365 MMcf/d $2.60	365 MMcf/d $2.60	-	-	-
NYMEX 3-Way Options Short Call Long Put Short Put	425 MMcf/d $3.03 $2.76 $2.00	410 MMcf/d $3.01 $2.75 $2.00	400 MMcf/d $10.46 $3.88 $2.75	400 MMcf/d $4.86 $3.13 $2.25	190 MMcf/d $8.41 $3.39 $2.25
NYMEX Costless Collars Short Call Long Put	200 MMcf/d $2.85 $2.55	200 MMcf/d $2.85 $2.55	-	-	-
NYMEX Short Call Options Sold Call Strike	330 MMcf/d $2.38	330 MMcf/d $2.38	-	-	-

Price Sensitivities for WTI Oil (1) ($MM)

WTI Oil Hedge Gains (Losses)
	$40	$50	$60	$70	$80	$90	$100	$110	$120
3Q – 4Q 2022	$177	$149	$21	($27)	($145)	($293)	($440)	($587)	($734)
2023	$141	$141	$50	$0	$0	$0	$0	($29)	($84)
(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 06/30/2022. Does not include impact of basis positions.

Price Sensitivities for NYMEX Natural Gas (1) ($MM)

NYMEX Natural Gas Hedge Gains (Losses)
	$3.00	$4.00	$5.00	$6.00	$7.00	$8.00	$9.00	$10.00
3Q – 4Q 2022	($70)	($310)	($552)	($793)	($1,035)	($1,276)	($1,518)	($1,759)
2023	$43	($1)	($21)	($50)	($84)	($124)	($172)	($225)
(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 06/30/2022. Does not include impact of basis positions.

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Important information

Unless otherwise noted, Ovintiv reports in U.S. dollars and production, sales and reserves estimates are reported on an after-royalties basis. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets.

•	Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production.
•	Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.
•

Non-GAAP Operating Earnings is a non-GAAP measure defined as net earnings excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company's financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.

•

Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive, restructuring and legal costs, and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive, restructuring and legal costs, and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

•

Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Net Debt to Adjusted EBITDA is a non-GAAP measure monitored by management as an indicator of the Company’s overall financial strength.

•

Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. The term “liquids” is used to represent oil, NGLs and condensate. The term “condensate” refers to plant condensate.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements.  When used in this news release,

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the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology is intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases.  Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions and are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied.  These assumptions include: future commodity prices and basis differentials; the ability of the Company to access credit facilities and shelf prospectuses;  future foreign exchange rates; the Company’s ability to capture and maintain gains in productivity and efficiency; data contained in key modeling statistics; availability of attractive commodity or financial hedges; benefits from technology and innovation; assumed tax, royalty and regulatory regimes; expectations and projections made in light of the Company's historical experience; and the other assumptions contained herein.  Risks and uncertainties that may affect the Company’s financial or operating performance include: market and commodity price volatility; uncertainties, costs and risks involved in our operations, including hazards and risks incidental to both the drilling and completion of wells and the production, transportation, marketing and sale of oil, NGL and natural gas; availability of equipment, services, resources and personnel required to perform the Company’s operating activities; service or material cost inflation; our ability to generate sufficient cash flow to meet our obligations and reduce debt; the impact of a pandemic, epidemic or other widespread outbreak of an infectious disease (such as the ongoing COVID-19 pandemic) on commodity prices and the Company’s operations; our ability to secure adequate transportation and storage for oil, NGL and natural gas; interruptions to oil, NGL and natural gas production; discretion of the Company’s Board of Directors to declare and pay dividends; the timing and costs associated with drilling and completing wells; business interruption, property and casualty losses (including weather related losses) and the extent to which insurance covers any such losses; counterparty and credit risk; the actions of members of OPEC and other state-controlled oil companies with respect to oil, NGLs and natural gas production; the impact of changes in our credit rating and access to liquidity; changes in political or economic conditions in the United States and Canada; risks associated with technology, including electronic, cyber and physical security breaches; changes in royalty, tax, environmental, GHG, carbon, accounting and other laws or regulations or the interpretations thereof; our ability to timely obtain environmental or other necessary government permits or approvals; risks associated with existing and potential lawsuits and regulatory actions; risks related to the purported causes and impact of climate change; the impact of disputes arising with our partners; the Company’s ability to acquire or find additional oil and natural gas reserves; imprecision of oil and natural gas reserves estimates and estimates of recoverable quantities; risks associated with past and future acquisitions or divestitures; our ability to repurchase the Company’s outstanding shares of common stock; the existence of alternative uses for the Company’s cash resources which may be superior to the payment of dividends or share repurchases; land, legal, regulatory and ownership complexities inherent in the U.S., Canada; failure to achieve or maintain our cost and efficiency initiatives; risks and uncertainties described in Item 1A. Risk Factors of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q; and other risks and uncertainties impacting the Company’s business as described from time to time in the Company’s periodic filings with the SEC or Canadian securities regulators.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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